                                  EXHIBIT 2.2

===============================================================================

                       AMENDED AND RESTATED AGREEMENT AND
                       PLAN OF MERGER AND REORGANIZATION


                                     among:


             FISHER BUSINESS SYSTEMS, INC., a Georgia corporation,

                                      and

              AUBIS, L.L.C., a Georgia limited liability company,

                                      and

            AUBIS HOSPITALITY SYSTEMS, INC. , a Georgia corporation,

                                      and

            AUBIS SYSTEMS INTEGRATION, INC., a Georgia corporation,

                                      and

                CERTAIN PERSONS AND AFFILIATES OF AUBIS, L.L.C.


                           _________________________

                    Originally Dated as of December 13, 1995
                   Amended and Restated as of March 29, 1996
                           _________________________


===============================================================================

                               TABLE OF CONTENTS


                                                                                                                      Page
Section 1.       DESCRIPTION OF TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         1.1     Merger of Companies into Merger Subs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         1.2     Effect of Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         1.3     Closing; Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         1.4     Articles of Incorporation and Bylaws; Directors and Officers.  . . . . . . . . . . . . . . . . . . .   7
         1.5     Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.6     Closing of the Companies' Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.7     Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         1.8     Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.9     Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

Section 2.       REPRESENTATIONS AND WARRANTIES OF THE PARENT, THE COMPANIES AND THE
                 DESIGNATED PERSONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.1     Due Organization; No Subsidiaries; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.2     Articles of Incorporation and Bylaws; Records  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.3     Capitalization, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.5     Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.6     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.7     Bank Accounts; Receivables; Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.8     Equipment; Leasehold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.9     Proprietary Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.10    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.11    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.12    Compliance with Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.13    Governmental Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.14    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.15    Employee and Labor Matters; Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.17    Sale of Products; Performance of Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.19    Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.20    Legal Proceedings; Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.21    Authority; Binding Nature of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.22    Non-Contravention; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.23    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Section 3.       REPRESENTATIONS AND WARRANTIES OF FISHER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.1     SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.2     Authority; Binding Nature of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.3     Valid Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.4     Merger Subs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 4.       CERTAIN COVENANTS OF THE COMPANIES, THE PARENT AND THE DESIGNATED PERSONS  . . . . . . . . . . . . .  23
         4.1     Access and Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.2     Operation of the Companies' Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.3     Notification; Updates to Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24



         4.4     No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.5     Due Diligence Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

Section 5.       CERTAIN COVENANTS OF FISHER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.1     Access and Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.2     Operation of Fisher's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.3     Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.4     No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.5     Due Diligence Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Section 6.       ADDITIONAL COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.1     Filings and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.2     Proxy Statement; Other Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.3     Shareholders' Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.4     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.5     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.6     Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.7     Termination of Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.8     FIRPTA Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.9     Conversion of Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

Section 7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF FISHER  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.1     Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.2     Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.4     Agreements and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.5     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.6     Termination of Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.7     FIRPTA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.8     Rule 506 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.9     No Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.10    No Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.11    Fisher Shareholders Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.12    Related Party Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.13    Investment Certification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.14    HALIS Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

Section 8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARENT, THE COMPANIES AND THE
                 DESIGNATED PERSONS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.1     Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.2     Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.4     Agreements and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.5     Fisher Shareholder Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.6     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.7     No Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.8     No Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.9     Related Party Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.10    Fisher's Financial Condition Immediately Prior to Closing  . . . . . . . . . . . . . . . . . . . . .  32
         8.11    HALIS Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.12    Compucom Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


Section 9.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.1     Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.2     Termination Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.3     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Section 10.      INDEMNIFICATION, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.1    Indemnification by the Parent and the Designated Persons.  . . . . . . . . . . . . . . . . . . . . .  34
         10.2    Indemnification by Fisher and the Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . .  34
         10.3    Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.4    Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Section 11.      REGISTRATION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.1    Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.2    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.3    Delay of Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.4    Amendment of Section 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

Section 12.      MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.1    Designated Persons' Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.2    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.3    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.4    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.5    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.6    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.7    Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.8    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.10   Governing Law; Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.11   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.12   Remedies Cumulative; Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.13   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.14   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.15   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.16   Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.17   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         12.18   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                    EXHIBITS

Exhibit A        -        Designated Persons

Exhibit B        -        Certain definitions

Exhibit C        -        Directors and officers of Surviving Corporation

Exhibit D        -        Related Party Debt

                    AMENDED AND RESTATED AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of March 29, 1996, by and among: FISHER BUSINESS SYSTEMS, INC., a Georgia corporation ("Fisher"); AUBIS, L.L.C., a Georgia limited liability company ("Parent"); AUBIS HOSPITALITY SYSTEMS, INC. , a Georgia corporation and a wholly-owned subsidiary of the Parent ("AHS"); AUBIS SYSTEMS INTEGRATION, INC., a Georgia corporation and a wholly-owned subsidiary of the Parent ("ASI") (AHS and ASI are hereinafter sometimes referred to collectively as the "Companies"), and the parties identified on Exhibit A (the "Designated Persons"). Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                    RECITALS

         A. Fisher, Parent and the Companies entered into an Agreement and Plan of Merger and Reorganization dated as of December 13, 1995 (the "Original Agreement") which contemplated a merger of the Companies into Fisher in accordance with the Georgia Business Corporation Code, in which Fisher would continue to exist as the surviving corporation of such merger.

         B. The parties have subsequently agreed that it is in their mutual best interest to restructure the transactions contemplated in the Original Agreement as two separate mergers of the Companies into two newly created wholly owned subsidiaries of Fisher.

         C. The parties wish to amend and restate the Original Agreement to reflect the revised structure of the mergers and to incorporate certain additional terms as provided herein.

         D. It is intended that the mergers continue to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         E. This Amended and Restated Agreement has been adopted and approved by the respective boards of directors of Fisher, and the Companies and the members of Parent.

         F. The Parent owns a total of (i) 1,126 shares of the voting common stock, $1.00 par value per share, of AHS, representing 100% of the issued and outstanding stock of AHS, and (ii) 14,288 shares of the voting common stock, no par value per share, of ASI, representing 100% of the issued and outstanding stock of ASI (collectively, the "Companies Common Stock.")

                                   AGREEMENT

         The parties to this Agreement agree as follows:

Section Section 1.     DESCRIPTION OF TRANSACTION

         1.1 MERGER OF COMPANIES INTO MERGER SUBS. Prior to the Closing, Fisher shall cause to be incorporated and organized two wholly owned subsidiaries of Fisher (collectively, the "Merger Subs", or each individually, a "Merger Sub"). Prior to the Closing, Fisher shall transfer to one or both of the Merger Subs certain of Fisher's assets, and one or both of the Merger Subs shall assume substantially all of Fisher's liabilities, all in a manner that is reasonably satisfactory in form and substance to Parent. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) AHS shall be merged into one of the Merger Subs and ASI shall be merged into the other Merger Sub, and the separate existence of the Companies shall cease (the two mergers of the respective Companies into the respective Merger Subs shall be referred to hereinafter as the "Mergers"). The respective Merger Subs shall be the surviving corporations in the Mergers (the "Surviving Corporations").

         1.2 EFFECT OF MERGERS. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the Georgia Business Corporation Code. Prior to closing, Fisher shall cause the Merger Subs to enter into this Agreement by addendum whereby each of the Merger Subs adopts the terms and conditions of the Mergers contained herein.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, 3343 Peachtree Road, Suite 1800, Atlanta, Georgia 30326, at 10:00 a.m. local time on the first business day which is two (2) days after the date Fisher's shareholders shall have ratified the Mergers, or at such other time and date as the parties shall designate (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, but in no event later than one business day after the Closing, properly executed certificates of merger for the mergers of ASI and AHS into the respective Merger Subs, conforming to the requirements of the Georgia Business Corporation Code, shall be filed with the Secretary of State of the State of Georgia. The Mergers shall take effect at the time the last such certificates of merger are filed with the Secretary of State of the State of Georgia (the "Effective Time").

         1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless the parties agree otherwise prior to the Effective Time:

                       (a) the Articles of Incorporation of the respective Merger Subs shall continue as the Articles of Incorporation of the Surviving Corporations;

                       (b) the respective Bylaws of the Merger Subs shall continue as the respective Bylaws of the Surviving Corporations (provided that any amendments reasonably required to carry into effect the purposes of this Agreement also may be made);

                       (c) simultaneously with the Closing, the Articles of Incorporation of Fisher shall be amended and restated to:

                            (i)   change the name of Fisher to AUBIS, Inc; and

                            (ii)  increase authorized common stock to
         100,000,000 shares;

                       (d) the directors and officers of Fisher and the Surviving Corporations immediately after the Effective Time shall be the individuals identified on Exhibit C; and

                                (e)   immediately following the Closing,
         Fisher's Board of Directors shall cause the number of seats on such Board to increase from 5 members to 7 members. As soon as practicable after the Closing, Fisher's Board of Directors shall elect two members to fill the newly created vacancies, one of whom shall be a mutual nominee of Larry Fisher and Paul Harrison, the other of whom shall be a nominee of Paul Harrison.

         1.5           CONVERSION OF SHARES.

                                (a)                Subject to Sections 1.7(b),
at the Effective Time, by virtue of the Mergers and without any further action on the part of Fisher, Parent, the Companies, the Merger Subs or any Designated Person, all of the Companies Common Stock outstanding immediately prior to the Effective Time shall be canceled and retired and converted into the right to receive 10,500,000 shares of $.01 par value common stock of Fisher ("Fisher Common Stock") (the "Merger Consideration").

                                (b)                If any shares of Companies
Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other agreement with the Companies, then the shares of Fisher Common Stock issued in exchange for such shares of Companies Common Stock will be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Fisher Common Stock may accordingly be marked with appropriate legends.

         1.6 CLOSING OF THE COMPANIES' TRANSFER BOOKS. At the Effective Time, the holders of certificates representing shares of Companies Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Companies, and the stock transfer books of the Companies shall be closed with respect to all shares of such Companies Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Companies' capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Companies Common Stock (a "Company Stock Certificate") is presented to Fisher, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

         1.7           EXCHANGE OF CERTIFICATES.

                                (a)                At or as soon as practicable
following the Effective Time, each shareholder of record of the Companies shall surrender its respective Company Stock Certificate(s) to the Fisher, together with such transmittal documents as Fisher may reasonably require, and Fisher shall deliver to such shareholders of record of the Companies a certificate or certificates representing the number of shares of Fisher Common Stock issuable pursuant to Section 1.5 in respect of the Companies Common Stock represented by the surrendered Company Stock Certificate(s).

                                (b)                 Until surrendered as
contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Fisher Common Stock as contemplated by this Section 1.7. If any Company Stock Certificate shall have been lost, stolen or destroyed, Fisher may, in its discretion and as a condition precedent to the issuance of any certificate representing Fisher Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Fisher may reasonably direct) as indemnity against any claim that may be made against Fisher with respect to such Company Stock Certificate.

                                (c)                The shares of Fisher Common
Stock to be issued in the Mergers shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

                       THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED

                       UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                                (d)                Fisher shall be entitled to
deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Companies Common Stock pursuant to this Agreement such amounts as Fisher may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                                (e)                Fisher shall not be liable
to any holder or former holder of Companies Common Stock for any shares of Fisher Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8 TAX CONSEQUENCES. For federal income tax purposes, the Mergers are intended to constitute a reorganization within the meaning of
Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.9 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Fisher to be necessary or desirable to carry out the purposes of this Agreement or to vest the Merger Subs with full right, title and possession of and to all rights and property of the Companies, the officers and directors of Fisher shall be fully authorized (in the name of the Companies and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE PARENT, THE COMPANIES AND THE DESIGNATED PERSONS

                 The Companies, the Parent and the Designated Persons jointly and severally represent and warrant, to and for the benefit of Fisher and the Merger Subs, as follows (for purposes of this Section 2, unless the context indicates otherwise, a reference to the "Companies" in the plural shall mean each of the Companies individually), as of the date hereof and as of the Closing Date:

         2.1              DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

                                  (a)              The Companies are
corporations duly organized, validly existing and in good standing under the laws of the State of Georgia and have all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted and in the manner in which their businesses are proposed to be conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used and in the manner in which their assets are proposed to be owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

                                  (b)              The Companies have not
conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names "AUBIS Hospitality Systems, Inc." f/k/a "Wiporwil Systems, Inc." f/d/b/a "Dynamic Decisions", with respect to AHS, and "AUBIS Systems Integration, Inc." f/k/a "G.E. Random & Associates, Inc." f/d/b/a "Peripheral Design", with respect to ASI.

                                   (c)              The Companies are not
and have not been required to be qualified, authorized, registered or licensed to do business as foreign corporations in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Companies. The Companies are in good standing as foreign corporations in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

                                   (d)              Part 2.1(d) of the
Disclosure Schedule accurately sets forth (i) the names of the members of the Companies' boards of directors, (ii) the names of the members of each committee of the Companies' boards of directors, and (iii) the names and titles of the Companies' officers.

                                  (e)              Except as set forth in Part
2.1(e) of the Disclosure Schedule, the Companies have no subsidiaries, and have never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

         2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Companies have delivered to Fisher accurate and complete copies of: (i) the Companies' articles of incorporation and bylaws, including all amendments thereto; (ii) the stock records of the Companies; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Companies, the boards of directors of the Companies and all committees of the boards of directors of the Companies. There have been no meetings or other proceedings or actions of the shareholders of the Companies, the boards of directors of the Companies or any committee of the boards of directors of the Companies that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Companies' articles of incorporation or bylaws or of any resolution adopted by the Companies' shareholders, the Companies' boards of directors or any committee of the Companies' boards of directors. The books of account, stock records, minute books and other records of the Companies are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

         2.3              CAPITALIZATION, ETC.

                                  (a)              The authorized capital stock
of AHS consists of 100,000 shares of common stock, of which 1,126 shares have been issued and are outstanding. There are no shares of capital stock held in AHS's treasury. Part 2.3(a) of the Disclosure Schedule sets forth the names of AHS's shareholders and the number of shares of AHS common stock owned of record by each of such shareholders. All of the outstanding shares of AHS common stock have been duly authorized and validly issued, and are fully paid and non-assessable, and none of such shares is subject to any repurchase option or restriction on transfer.

                                  (b)              The authorized capital stock
of ASI consists of 100,000 shares of common stock, of which 14,288 shares have been issued and are outstanding. There are no shares of capital stock held in ASI's treasury. Part 2.3(b) of the Disclosure Schedule sets forth the names of ASI's shareholders and the number of shares of ASI common stock owned of record by each of such shareholders. All of the outstanding shares of ASI common stock have been duly authorized and validly issued, and are fully paid and non-assessable, and none of such shares is subject to any repurchase option or restriction on transfer.

                                  (c)              There is no: (i) outstanding
subscription, option, call, warrant or right (whether or not currently exercisable) to acquire, or otherwise relating to, any shares of the capital stock or other securities of the Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Companies; (iii) Contract under which the Companies are or may become obligated to sell or otherwise issue any shares of their capital stock or any other securities; or
(iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Companies. Except as set forth in Part 2.3(c) of the Disclosure Schedule, the Companies have never issued or granted any option, call, warrant or right to acquire, or otherwise relating to, any shares of their capital stock or other securities.

                                  (d)              All outstanding shares of
Companies Common Stock have been issued in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

                                  (e)              Except as set forth in Part
2.3(e) of the Disclosure Schedule, the Companies have never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities so reacquired by the Companies were reacquired in compliance with (i) the applicable provisions of the Georgia Business Corporation Code and all other applicable Legal Requirements, and (ii) any requirements set forth in applicable Contracts.

         2.4              FINANCIAL STATEMENTS.

                                  (a)              The Companies will within
five days after the restatement date of this Agreement deliver to Fisher the audited combined balance sheets of AHS and ASI as of December 31, 1995 and the related audited combined statements of income of AHS for the year then ended and the accompanying report of Habif, Arogetti & Wynne, P.C., independent certified public accountants to the Companies (collectively, the "Company Financial Statements").

                                  (b)              The Company Financial
Statements are accurate and complete in all material respects and present fairly the financial position of the Companies as of the respective dates thereof and the results of operations of the Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the Company Financial Statements do not contain footnotes.

         2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since December 31, 1995.

                                  (a)              there has not been any
material adverse change in the Companies' business, condition, assets, liabilities, operations, financial performance or prospects, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Companies;

                                  (b)              there has not been any
material loss, damage or destruction to, or any material interruption in the use of, any of the Companies' assets (whether or not covered by insurance);

                                  (c)              the Companies have not
declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and have not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                                  (d)              the Companies have not sold,
issued or authorized the issuance of (i) any capital stock or other security,
(ii) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                                  (e)              there has been no amendment
to the either of the Companies' articles of incorporation or bylaws, and the Companies have not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                                  (f)              the Companies have not
formed any subsidiary or acquired any equity interest or other interest in any other Entity;

                                  (g)              the Companies have not made
any capital expenditure which exceeds $25,000 in the aggregate;

                                  (h)              the Companies have not (i)
entered into or permitted any of the assets owned or used by them to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract to which they are or were party or under which they have or have had any rights or obligations;

                                  (i)              the Companies have not (i)
acquired, leased or licensed any right or other asset from any other Person,
(ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or

(iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Companies' past practices;

                                  (j)              the Companies have not
written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

                                  (k)              the Companies have not made
any pledge of any of their assets or otherwise permitted any of their assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Companies' past practices;

                                  (l)              the Companies have not (i)
lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

                                  (m)              the Companies have not (i)
established, adopted or amended any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of their directors, officers or employees, or
(iii) hired any new employee;

                                  (n)              the Companies have not
changed any of their methods of accounting or accounting practices in any respect;

                                  (o)              the Companies have not made
any Tax election;

                                  (p)              the Companies have not
commenced or settled any Legal Proceeding;

                                  (q)              the Companies have not
entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with their past practices; and

                                  (r)              the Companies have not
agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

         2.6              TITLE TO ASSETS.

                                  (a)              The Companies own, and have
good, valid and marketable title to, all assets purported to be owned by them, including: (i) all assets reflected on the Unaudited Interim Balance Sheet;
(ii) all assets referred to in Parts 2.7(b), 2.8 and 2.9 of the Disclosure Schedule and all of the Companies' rights under the Contracts identified in
Part 2.10(a) of the Disclosure Schedule; and (iii) all other assets reflected in the Companies' books and records as being owned by the Companies. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Companies free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Companies.

                                  (b)              Part 2.6(b) of the
Disclosure Schedule identifies all assets that are being leased or licensed to the Companies.

         2.7              BANK ACCOUNTS; RECEIVABLES; CUSTOMERS.

                                  (a)              Part 2.7(a) of the
Disclosure Schedule provides accurate and complete information with respect to each account maintained by or for the benefit of the Companies at any bank or other financial institution.

                                  (b)              Part 2.7(b) of the
Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Companies as of December 31, 1995.

Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Companies (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 1995, and have not yet been collected) represent valid obligations of customers of the Companies arising from bona fide transactions entered into in the ordinary course of business.

                                  (c)              Part 2.7(c) of the
Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person for each of the Companies for the year ended December 31, 1995. The Companies have not received any notice or other communication indicating that any customer or other Person identified in Part 2.7(c) of the Disclosure Schedule intends or expects to cease dealing with the Companies or to reduce the volume of business transacted by such Person with the Companies below historical levels.

                                  (d)              Part 2.7(d) of the
Disclosure Schedule provides an accurate and complete breakdown of all pending and unfilled orders received by the Companies for products, systems and services.

         2.8              EQUIPMENT; LEASEHOLD.

                                  (a)              Part 2.8 of the Disclosure
Schedule provides accurate and complete information with respect to all material items of equipment, fixtures, leasehold improvements and other tangible assets owned by or leased to the Companies. The assets identified in
Part 2.8 of the Disclosure Schedule are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Companies' businesses in the manner in which such businesses are currently being conducted and in the manner in which such businesses are proposed to be conducted.

                                  (b)              The Companies do not own any
real property or any interest in real property, except for the leasehold(s) created under the real property lease(s) identified in Part 2.10(a) of the Disclosure Schedule.

         2.9              PROPRIETARY ASSETS.

                                  (a)              Part 2.9(a)(1) of the
Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed with any Governmental Body or with respect to which an application has been filed with any Governmental Body, (i) a brief description of such Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. Part 2.9(a)(2) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Companies. Part 2.9(a)(3) of the Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset that is owned by any other Person and that is licensed to or used by the Companies (except for any Company Proprietary Asset that is licensed to either Company under any third party software license generally available to the public at a cost of less than $500). Except as set forth in Part 2.9(a)(4) of the Disclosure Schedule, each Company has good, valid and marketable title to all of the Proprietary Assets identified in Parts 2.9(a)(1) and 2.9(a)(2) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(3) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(5) of the Disclosure Schedule, the Companies are not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(6) of the Disclosure Schedule, the Companies are free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis.

                                  (b)              The Companies have taken all
measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Companies have not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than the Companies) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any Company Proprietary Asset.

                                  (c)              To the knowledge of the
Companies, Parent and the Designated Persons, none of the Companies' Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the knowledge of the Companies, Parent and the Designated Persons, the Companies are not infringing, misappropriating or making any unlawful use of, and the Companies have not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Companies, the Parent and the Designated Persons, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

                                  (d)              Except as set forth in Part
2.9(d) of the Disclosure Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Companies; and (ii) there has not been any material claim by any customer or other Person alleging that any Company Proprietary Asset does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Companies, and, to the best of the knowledge of the Companies, the Parent and the Designated Persons, there is no basis for any such claim. Except as set forth in Part 2.9(d) of the Disclosure Schedule, the Companies have established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Companies may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

                                  (e)              The Company Proprietary
Assets constitute all the Proprietary Assets necessary to enable the Companies to conduct their business in the manner in which such businesses have been conducted and in the manner in which such businesses are proposed to be conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) the Companies have not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Companies have not entered into any covenant not to compete or Contract limiting their ability to exploit fully any of their Proprietary Assets or to transact business in any market or geographical area or with any Person.

                                  (f)              Except as set forth in Part
2.9(f) of the Disclosure Schedule, all current employees of the Companies have executed and delivered to the Companies written agreements (containing no exceptions to or exclusions from the scope of their coverage) that are substantially identical to the form of the Confidentiality and Non-Disclosure Agreement attached to the Disclosure Schedule as Appendices 2.9(f)(1). The Companies have never engaged or received services from any consultant or independent contractor in connection with the design or development of any Proprietary Asset. To the knowledge of the Companies, Parent and the Designated Persons, no former employee of the Company has or claims to have any rights with respect to, or any ownership interest in, any Company Proprietary Asset.

         2.10             CONTRACTS.

                                  (a)              Part 2.10(a) of the
Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

              (i) any Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor;

              (ii) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

              (iii) any Contract imposing any restriction on the Companies' right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

              (iv) any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

              (v) any Contract relating to the acquisition, issuance or transfer of any securities;

              (vi) any Contract creating or relating to the creation of any Encumbrance with respect to any asset owned or used by the Companies;

              (vii) any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity, any right of contribution or any surety arrangement;

              (viii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

              (ix) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

              (x) any Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental
                               Body);

              (xi) any Contract entered into outside the ordinary course of business or inconsistent with the Companies' past practices;

              (xii) any Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Subject Business; and

              (xiii) any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $5,000 in the aggregate, or (B) the performance of services having a value in excess of $5,000 in the aggregate.

                                  (b)              Except as set forth in Part
2.10(b) of the Disclosure Schedule, the Companies have delivered to Fisher accurate and complete copies of all Contracts identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.10(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Companies in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                                  (c)              Except as set forth in Part
2.10(c) of the Disclosure Schedule:

              (i) The Companies have not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Companies, the Parent and the Designated Persons, no other Person has violated or breached, or committed any default under, any Company Contract;

              (ii) to the best of the knowledge of the Companies, the Parent and the Designated Persons, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to,
                               (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

              (iii) since December 31, 1994, the Companies have not received any notice or other communication regarding (i) any actual or possible violation or breach of, or default under, any Company Contract, or (ii) any actual or possible termination of any Company Contract; and

              (iv) the Companies have not waived any of their material rights under any Contract.

                                  (d)              Except as set forth in Part
2.10(d) of the Disclosure Schedule, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Companies under any Company Contract or any other term or provision of any Company Contract.

                                  (e)              The Contracts identified in
Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable the Companies to conduct their businesses in the manner in which their businesses are currently being conducted and in the manner in which their businesses are proposed to be conducted.

                                  (f)              Part 2.10(f) of the
Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any pending bid, offer or proposal has been submitted or received by the Companies.

         2.11             LIABILITIES.

                                  (a)              The Companies have no
accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Companies since December 31, 1995 in the ordinary course of business and consistent with the Companies' past practices; and (iii) the liabilities identified in Part 2.11(a) of the Disclosure Schedule.

                                  (b)              Part 2.11(b) of the
Disclosure Schedule provides an accurate and complete breakdown of (i) all accounts payable of each Company as of February 29, 1996, and (ii) all notes payable of the Companies and all indebtedness of the Companies for borrowed money.

                                  (c)              Part 2.11(c) of the
Disclosure Schedule provides an accurate and complete breakdown of the Companies' "deferred support revenue" as of December 31, 1995 and all related obligations and other liabilities of the Companies.

         2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Companies are, and have at all times since December 31, 1994 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have in any individual case or in the aggregate, a Material Adverse Effect on the Companies. Except as set forth in Part 2.12 of the Disclosure Schedule, since December 31, 1994, the Companies have not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

         2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Companies, and the Companies have delivered to Fisher accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Companies to conduct their businesses in the manner in which their businesses are currently being conducted and in the manner in which their businesses are proposed to be conducted. The Companies are, and at all times since December 31, 1994 have been, in compliance with the material terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since December 31, 1994, the Companies have not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

         2.14             TAX MATTERS.

                                  (a)              Except as set forth on Part
2.14(a) of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Companies with any Governmental Body with respect to any transaction occurring or any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. Except as set forth on Part 2.14(a) of the Disclosure Schedule, all amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Except as set forth on Part 2.14(a) of the Disclosure Schedule, the Companies have delivered to Fisher accurate and complete copies of all Company Returns for AHS filed since December 31, 1991, and for ASI filed since June 30, 1992.

                                  (b)              The Company Financial
Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Companies will establish, in the ordinary course of business and consistent with their past practices, reserves adequate for the payment of all Taxes for the period from November 30, 1995 through the Closing Date, and the Companies will disclose the dollar amount of such reserves to Fisher on or prior to the Closing Date.

                                  (c)              Each Company Return relating
to income Taxes that has been filed with respect to any period ended on or prior to December 31, 1991 with respect to AHS, and June 30, 1992 with respect to ASI, has either (i) been examined and audited by all relevant Governmental Bodies, or (ii) by virtue of the expiration of the limitation period under applicable Legal Requirements, is no longer subject to examination or audit by any Governmental Body. Except as set forth in Part 2.14(c) of the Disclosure Schedule, there has been no examination or audit of any Company Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. The Companies have delivered to Fisher accurate and complete copies of all audit reports and similar documents (to which the Companies have access) relating to the Company Returns. Except as set forth in Part 2.14(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Companies or any other Person), and no such extension or waiver has been requested from the Companies.

                                  (d)              Except as set forth in Part
2.14(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to the Companies in respect of any Tax. Except as set forth in Part 2.14(d) of the Disclosure Schedule, there are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Companies. There are no liens for Taxes upon any of the assets of the Companies, except liens for current Taxes not yet due and payable. The Companies have not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Companies have not been, and the Companies will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

                                  (e)              There is no agreement, plan,
arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Companies that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code. The Companies are not, and have never been, a part to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

         2.15             EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

                                  (a)              Part 2.15(a) of the
Disclosure Schedule contains a list of all salaried employees of the Companies as of the date of this Agreement, and correctly reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Companies are not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

                                  (b)              Part 2.15(b) of the
Disclosure Schedule identifies each employee of the Companies who is not fully available to perform work because of disability or other leave, and sets forth the basis of such leave and the anticipated date of return to full service.

                                  (c)              Part 2.15(c) of the
Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (individually referred to as a "Plan" and collectively referred to as the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Companies for the benefit of any current or former employee of the Companies.

                                  (d)              The Companies do not
maintain, sponsor or contribute to, and, to the best of the knowledge of the Companies, the Parent and the Designated Persons, the Companies have not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2)) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of the Companies (a "Pension Plan").

                                  (e)              The Companies do not
maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of the Companies (a "Welfare Plan") except for those Welfare Plans described in Part 2.15(e) of the Disclosure Schedule, none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

                                  (f)              With respect to each Plan,
the Companies have delivered to Fisher:

              (i) an accurate and complete copy of such Plan (including all amendments thereto);

              (ii) an accurate and complete copy of the annual report (if required under ERISA) with respect to such Plan for each of 1993 and 1994;

              (iii) an accurate and complete copy of (A) the most recent summary plan description, together with each Summary of Material Modifications (if required under ERISA) with respect to such Plan, and (B) each material employee communication relating to such Plan;

              (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

              (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

              (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under
                               Section 401(a) of the Code).

                                  (g)              The Companies are not
required to be, and, to the best of the knowledge of the Companies, the Parent and the Designated Persons, the Companies have never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Companies have never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Companies, the Parent and the Designated Persons, the Companies have never made a complete or partial withdrawal from a "multiemployer plan" (as defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as defined in Section 4201 of ERISA), without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA.

                                  (h)              The Companies do not have
any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law).

                                  (i)              No Welfare Plan provides
death, medical or health benefits (whether or not insured) with respect to any current or former employee of the Companies after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees of the Companies (or their beneficiaries).

                                  (j)              With respect to each of the
Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

                                  (k)              Each of the Plans has been
operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA and the Code.

                                  (l)              Each of the Plans intended
to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Parent, the Companies, nor any of the Designated Person is aware of any reason why any such determination letter should be revoked.

                                  (m)              Except as set forth in
Part 2.15(m) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will result in any bonus payment, golden parachute payment, severance payment or other payment to any current or former employee or director of the Companies (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                                  (n)              The Companies are in
compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, employee compensation, wages, bonuses and terms and conditions of employment.

                                  (o)              The Companies have good
labor relations, and neither the Companies, the Parent nor any of the Designated Persons has any knowledge of any facts indicating that (i) the consummation of the Mergers or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Companies' labor relations, or (ii) any of the Companies' employees intends to terminate his or her employment with the Companies.

         2.16 ENVIRONMENTAL MATTERS. The Companies are and have at all times been in compliance, in all material respects, with all applicable Environmental Laws. The Companies possess all permits and other Governmental Authorizations required under applicable Environmental Laws, and the Companies are and have at all times been in compliance with the terms and requirements of all such Governmental Authorizations. The Companies have not received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that the Companies are not in compliance with any Environmental Law, and, to the best of the knowledge of the Companies, the Parent and Designated Persons, there are no circumstances that could reasonably be expected to prevent or interfere with the Companies' compliance with any Environmental Law in the future. To the best of the knowledge of the Companies, the Parent and the Designated Persons, no current or prior owner of any property leased or controlled by the Companies has received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that such current or prior owner or the Companies are not or were not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Companies pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

         2.17             SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

                                  (a)              Except in the ordinary
course of business in accordance with past practices, the Companies will not incur or otherwise become subject to any material liability arising from (i) any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, supplied, installed, repaired, licensed or made available by the Companies on or prior to the Closing Date, or
(ii) any consulting services, installation services, programming services, repair services, maintenance services, training services, support services or other services performed by the Companies on or prior to the Closing Date.

                                  (b)              Except as set forth in Part
2.17(b) of the Disclosure Schedule, no customer or other Person has, at any time since December 31, 1994, asserted or threatened to assert any claim against the Companies (other than claims that have been resolved satisfactorily at no material cost to the Companies) under or based upon (i) any warranty provided by or on behalf of the Companies, or (ii) any services performed by the Companies.

         2.18 INSURANCE. Part 2.18 of the Disclosure Schedule provides accurate and complete information with respect to each insurance policy maintained by, at the expense of or for the benefit of each of the Companies and with respect to any claims made thereunder. The Companies have delivered to Fisher accurate and complete copies of the insurance policies identified in Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. Since December 31, 1994, the Companies have not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.19             RELATED PARTY TRANSACTIONS. Except as set forth in
Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1994 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Companies; (b) no Related Party is, or has at any time since December 31, 1994 been, indebted to the Companies; (c) since December 31, 1994, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Companies; (d) no Related Party is competing, or has at any time since December 31, 1994 competed, directly or indirectly, with the Companies; and (e) no Related Party has any claim or right against the Companies (other than rights to receive compensation for services performed as an employee of the Companies). (For purposes of this Section 2.19, each of the following shall be deemed to be a "Related Party": (i) each of the Designated Persons; (ii) each individual who is, or who has at any time since December 31, 1992 been, an officer or director of the Companies; (iii) each individual who is, or who at any time since December 31, 1992 has been, a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Companies) in which any one of the individuals referred to in clauses "(i)," "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

         2.20             LEGAL PROCEEDINGS; ORDERS.

                                  (a)              Except as set forth in Part
2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the best of the knowledge of the Companies, the Parent and the Designated Persons, no Person has threatened to commence any Legal Proceeding: (i) that involves the Companies or any of the assets owned or used by the Companies; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Companies, the Parent and the Designated Persons, except as set forth in
Part 2.20(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                                  (b)              Except as set forth in Part
2.20(b) of the Disclosure Schedule, no Legal Proceeding is currently pending against the Companies.

                                  (c)              There is no order, writ,
injunction, judgment or decree to which the Companies, or any of the assets owned or used by the Companies, are subject. Neither the Designated Persons, the Parent nor the Companies are is subject to any order, writ, injunction, judgment or decree that relates to the Companies' business or to any of the assets owned or used by the Companies. To the best of the knowledge of the Companies, the Parent and the Designated Persons, no officer or other employee of the Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Companies' businesses.

         2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. The Parent, the Designated Persons and the Companies have the absolute and unrestricted right, power and authority to enter into and to perform their respective obligations under this Agreement; and the execution, delivery and performance by Parent and the Companies of this Agreement have been duly authorized by all necessary action on the part of the Parent, the Companies and their respective boards of directors and shareholders. This Agreement constitutes the legal, valid and binding obligation of the Designated Persons, the Parent and the Companies, enforceable against the Designated Persons, the Parent and the Companies in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.22             NON-CONTRAVENTION; CONSENTS. Except as set forth in
Part 2.22 of the Disclosure Schedule, neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (ii) the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                                  (a)              contravene, conflict with or
result in a violation of (i) any of the provisions of the Parent's or the Companies' articles of incorporation or bylaws, or (ii) any resolution adopted by the Parent's or the Companies' shareholders, the Parent's or the Companies' boards of directors or any committee of the Parent's or the Companies' boards of directors;

                                  (b)              contravene, conflict with or
result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Parent or the Companies, or any of the assets owned or used by the Parent or the Companies, are subject;

                                  (c)              contravene, conflict with or
result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Companies or that otherwise relates to the Companies' business or to any of the assets owned or used by the Companies;

                                  (d)              contravene, conflict with or
result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any

Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract; or

                                  (e)              result in the imposition or
creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Companies).

Except as set forth in Part 2.22 of the Disclosure Schedule, the Parent and the Companies are not and will not be required to make any filing with or given any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

         2.23 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, and the Parent's and Designated Persons' Closing Certificate (as defined in Section 7.4(h)) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.

Section 3.                REPRESENTATIONS AND WARRANTIES OF FISHER

                          Fisher represents and warrants to the Companies, the
Parent and the Designated Persons as follows:

         3.1              SEC FILINGS; FINANCIAL STATEMENTS.

                                  (a)              Fisher will deliver to the
Companies, within five (5) days hereof, accurate and complete copies (excluding copies of exhibits) of each report, registration statement, (on a form other than Form S-8) and definitive proxy statement filed by Fisher with the SEC between January 1, 1992 and the date of this Agreement (the "Fisher SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Fisher SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Fisher SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   (b)              The consolidated
financial statements contained in the Fisher SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereof; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of Fisher as of the respective dates thereof and the consolidated results of operations of Fisher for the periods covered thereby.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Subject to obtaining the requisite approval of Fisher's shareholders with respect to the amendment to Fisher's Articles of Incorporation described in Section 1.4(c)(iii) hereof, Fisher has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement; and the execution, delivery and performance by Fisher of this Agreement have been duly authorized by all necessary action on the part of Fisher and its board of directors. This Agreement shall constitute the legal, valid and binding obligation of Fisher, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.3 VALID ISSUANCE. The Fisher Common Stock to be issued in the Mergers will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

         3.4 MERGER SUBS. The Merger Subs shall, prior to Closing, have been duly organized, validly existing and in good standing under the laws of Georgia. Fisher shall be the sole shareholder of the Merger Subs. Prior to the Closing, the Mergers shall have been authorized by all necessary action of the part of Merger Subs, their respective boards of directors and Fisher as sole shareholder.


Section 4.                CERTAIN COVENANTS OF THE COMPANIES, THE
                          PARENT AND THE DESIGNATED PERSONS

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Parent and the Companies shall, and shall cause their Representatives to:
(a) provide Fisher and Fisher's Representatives with reasonable access to the Companies' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Companies; and (b) provide Fisher and Fisher's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Companies, and with such additional financial, operating and other data and information regarding the Companies, as Fisher may reasonably request. Notwithstanding the provisions of Section 12.17, paragraph 7 of the letter agreement between Parent and Fisher dated November 16, 1995 ("Letter of Intent") shall remain in effect through the Closing Date and shall bind Fisher with respect to any Evaluation Material (as defined in the Letter of Intent) provided to Fisher or its Representatives during the Pre-Closing Period.

         4.2 OPERATION OF THE COMPANIES' BUSINESSES. During the Pre-Closing Period, unless Fisher otherwise consents in writing:

                                  (a)              the Companies shall conduct
their businesses and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                                  (b)              the Companies shall use
reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and maintain their relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Companies;

                                  (c)              the Companies shall
keep in full force all insurance policies identified in Part 2.18 of he Disclosure Schedule;

                                  (d)              the Companies shall cause
their officers to report regularly to Fisher concerning the status of the Companies' businesses;

                                  (e)              the Companies shall not
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                                  (f)              the Companies shall not
sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                                  (g)              neither the Companies, the
Parent nor any of the Designated Persons shall amend or permit the adoption of any amendment to the Companies' articles of incorporation or bylaws, or effect or permit either of the Companies to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                                  (h)              the Companies shall not form
any subsidiary or acquire any equity interest or other interest in any other Entity;

                                  (i)              the Companies shall not make
any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Companies during the Pre-Closing Period, do not exceed $30,000 in the aggregate;

                                  (j)              the Companies shall not (i)
enter into or become bound by, or permit any of the assets owned or used by them to become bound by, any Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

                                  (k)              the Companies shall not,
other than in the ordinary course of business consistent with past practice (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for immaterial assets acquired, leased, licensed or disposed of by the Companies pursuant to Contracts that are not Material Contracts;

                                  (l)              the Companies shall not (i)
lend money to any Person, or (ii) incur or guarantee any indebtedness, except that the Companies may make routine borrowings in the ordinary course of business under their respective existing lines of credit;

                                  (m)              The Companies shall not (i)
establish, adopt or amend any Employee Benefit Plan (other than the employee retention program and severance program referred to in Section 6.9), (ii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or
(iii) hire any new employee whose aggregate annual compensation is expected to exceed $35,000;

                                  (n)              the Companies shall not
change any of their methods of accounting or accounting practices in any respect, including without limitation any change with respect to writing off of accounts receivable;

                                  (o)              the Companies shall not make
any Tax election;

                                  (p)              the Companies shall not
commence or settle any Legal Proceeding;

                                  (q)              the Companies shall not
enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with its past practices; and

                                  (r)              the Companies shall not
agree or commit to take any of the actions described in clauses "(e)" through "(q)" of this Section 4.2.

         4.3              NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

                                  (a)              During the Pre-Closing
Period, the Companies, the Parent and the Designated Persons shall promptly notify Fisher in writing of:

              (i) the discovery by the Companies, the Parent or the Designated Persons of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Companies, the Parent or any of the Designated Persons in this Agreement;

              (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Companies, the Parent or any of the

                               Designated Persons in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

              (iii) any breach of any covenant or obligation of the Companies, the Parent or any of the Designated Persons; and

              (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

                                  (b)              Within 10 days following the
restatement date of this Agreement, the Companies shall deliver a final amended and restated Disclosure Schedule (subject to updates as provided below). To the extent such amended and restated Disclosure Schedule contains information not previously reflected on the original Disclosure Schedule or updates thereof subsequently delivered to Fisher, Fisher shall have the option to terminate this Agreement by giving notice within 7 days as described in this paragraph. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Companies, the Parent or the Designated Persons shall promptly deliver to Fisher an update to the Disclosure Schedule specifying such change. Upon receipt of any such updated Disclosure Schedule from the Companies, the Parent or the Designated Persons, Fisher shall have the right to terminate this Agreement in accordance with Section 9.1(h) by giving notice in accordance with
Section 9.2 within 7 days following delivery of such updated Disclosure Schedule to Fisher. If Fisher fails to give such notice within such 7 day period, the Disclosure Schedule shall be deemed amended to include the updated information for all purposes hereunder.

         4.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Companies, the Parent nor any of the Designated Persons shall, directly or indirectly:

                                  (a)              solicit or encourage the
initiation of any inquiry, proposal or offer from any Person (other than Fisher) relating to a possible Acquisition Transaction;

                                  (b)              participate in any
discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Fisher) relating to or in connection with a possible Acquisition Transaction; or

                                  (c)              consider, entertain or
accept any proposal or offer from any Person (other than Fisher) relating to a possible Acquisition Transaction.

The Parent or the Companies shall promptly notify Fisher in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Parent or the Companies or any of the Designated Persons during the Pre-Closing Period.

         4.5 DUE DILIGENCE INVESTIGATION. Within 10 days following the restatement date of this Agreement, the Parent shall complete its due diligence investigation of Fisher. If such investigation reveals any fact that Parent determines in its sole discretion will affect the business, assets or operations of Fisher in a material adverse manner, then Parent may, within 20 days following the restatement date of this Agreement, terminate this Agreement pursuant to Section 9.1(i). Parent's due diligence investigation of Fisher shall not in any case diminish, obviate or otherwise affect the representations or warranties contained in Section 3. Parent's failure to terminate this Agreement as provided above in this Section shall not affect in any way, or be deemed a waiver of, Parent's rights under Sections 8 or 10 of this Agreement.

Section 5.                CERTAIN COVENANTS OF FISHER

         5.1 ACCESS AND INVESTIGATION. During the Pre-Closing Period, Fisher shall, and shall cause its Representatives to: (a) provide the Parent and the Parent's Representatives with reasonable access to Fisher's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Fisher or the Merger Subs; and (b) provide the Parent and the Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Fisher or the Merger Subs, and with such additional financial, operating and other data and information regarding Fisher or the Merger Subs, as the Parent may reasonably request. Notwithstanding the provisions of Section 12.17, paragraph 7 of the Letter of Intent shall remain in effect through the Closing Date and shall bind the Parent, the Companies, and the Designated Persons with respect to any Evaluation Material (as defined in the Letter of Intent) provided to the Parent, the Companies or the Designated Persons or their respective Representatives at any time during the Pre-Closing Period.

         5.2 OPERATION OF FISHER'S BUSINESS. During the Pre-Closing Period, unless the Parent otherwise consents in writing:

                                  (a)              Fisher shall conduct its
business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                                  (b)              Fisher shall use reasonable
efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationship with Fisher;

                                  (c)              Fisher shall keep in full
force all its insurance policies;

                                  (d)              Fisher shall cause its
officers to report regularly to Parent concerning the status of Fisher's business;

                                  (e)              Fisher shall not declare,
accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                                  (f)              Except as permitted or
contemplated herein, Fisher shall not sell, issue or authorize the issuance of
(i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security; provided, however, that Fisher may arrange for the private placement of up to $1.2 million in debt that is convertible into common stock of Fisher (on the basis of $1 in debt being convertible to one share of common stock of Fisher) so long as Parent is afforded the opportunity to participate in any such private placement if it so elects and so long as no more than 1,200,000 shares of Fisher common stock are issued upon any such conversion (unless Parent shall consent otherwise);

                                  (g)              Except as permitted or
contemplated herein, Fisher shall not amend or permit the adoption of any amendment to Fisher's articles of incorporation or bylaws, or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                                  (h)              Fisher shall not form any
subsidiary or acquire any equity interest or other interest in any other Entity other than the Merger Subs;

                                  (i)              Fisher shall not make any
capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of Fisher during the Pre-Closing Period, do not exceed $30,000 in the aggregate;

                                  (j)              Fisher shall not (i) enter
into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

                                  (k)              Fisher shall not, other than
in the ordinary course of business consistent with past practice, (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person or (iii) waive or relinquish any right, except for immaterial assets acquired, leased, licensed or disposed of by Fisher pursuant to Contracts that are not Material Contracts;

                                  (l)              Fisher shall not (i) lend
money to any Person, or (ii) incur or guarantee any indebtedness, except that Fisher may make routine borrowings in the ordinary course of business, under its existing lines of credit;

                                  (m)              Fisher shall not (i)
establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $35,000;

                                  (n)              Fisher shall not change any
of its methods of accounting or accounting practices in any respect;

                                  (o)              Fisher shall not make any
Tax election;

                                  (p)              Fisher shall not commence or
settle any Legal Proceeding;

                                  (q)              Fisher shall not enter into
any material transaction or take any other material action outside the ordinary course of business or inconsistent with its past practices; and

                                  (r)              Fisher shall not agree or
commit to take any of the actions described in clauses "(e)" through "(q)" of this Section 5.2.

          5.3              NOTIFICATION.

                                  (a)              During the Pre-Closing
Period, Fisher shall promptly notify the Parent in writing of:

              (i) the discovery by Fisher of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Fisher in this Agreement;

              (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Fisher in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

              (iii) any breach of any covenant or obligation of Fisher; and

              (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

         5.4 NO NEGOTIATION. During the Pre-Closing Period Fisher shall not, directly or indirectly:

                                  (a)              solicit or encourage the
initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

                                  (b)              participate in any
discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

                                  (c)              consider, entertain or
accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

provided, however, that Fisher may take any of the actions referred to in (a) through (c) above to the extent Fisher's Board of Directors in good faith determines that such action is required in order to discharge the Board of Directors' fiduciary obligations under the Code, and, if Fisher's Board of Directors determines in good faith in the exercise its fiduciary duty that any such possible Acquisition Transaction would be of greater benefit to Fisher's shareholders than the Mergers, Fisher may terminate this Agreement in accordance with Section 9.1(i). In the event of such a termination, Fisher agrees to reimburse the Companies for their Merger Fees (as defined in Section 12.3). In addition, if the Acquisition Transaction accepted by Fisher's Board of Directors in lieu of the Mergers are consummated, and the value of consideration received by Fisher's shareholders as a result of such Acquisition Transaction exceeds $3,000,000, at the closing of such Acquisition Transaction, Fisher shall pay the Companies 25% of the amount by which such consideration exceeds $3,000,000. Fisher shall have the option of making such payment in cash or in the same form of consideration paid to Fisher shareholders as a result of such Acquisition Transaction.

Fisher shall promptly notify the Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by Fisher during the Pre-Closing Period.

         5.5 DUE DILIGENCE INVESTIGATION. Within 10 days following the restatement date of this Agreement, Fisher shall complete its due diligence investigation of the Companies. If such investigation reveals facts which lead Fisher reasonably and in good faith to believe: (i) that the Companies intentionally withheld or concealed material information requested by Fisher in connection with such due diligence investigation; (ii) that the representations and warranties contained in Section 2 are inaccurate in any material respect; or
(iii) that there has been a material adverse change in the Companies' business, assets, liabilities, operations, financial performance or prospects since December 31, 1995, then Fisher may, within 20 days following the date of this Agreement, terminate this Agreement pursuant to Section 9.1(k). Fisher's due diligence investigation of Parent shall not in any case diminish, obviate or otherwise affect the representations or warranties contained in Section 2. Fisher's failure to terminate this Agreement as provided above in this Section shall not affect in any way or be deemed a waiver of Fisher's rights under Sections 7 or 10 of this Agreement.

Fisher shall promptly notify the Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by Fisher during the Pre-Closing Period.

Section 6.                ADDITIONAL COVENANTS OF THE PARTIES

         6.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement, and (b) shall use his, its or their best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by this Agreement. The Parent and the Companies shall promptly deliver to Fisher a copy of each such filing made, each such notice given and each such Consent obtained by the Companies during the Pre-Closing Period. Fisher shall promptly deliver to the Parent a copy of each such filing made, each such notice given and each such consent obtained by Fisher during the Pre-Closing Period.

         6.2              PROXY STATEMENT; OTHER FILINGS.

                                  (a)              Fisher and the Companies
shall prepare, shall file with the SEC as promptly as practicable and shall use all reasonable efforts to have cleared by the SEC, a proxy statement with respect to the Shareholders' Meeting referred to in Section 6.3, the changes in the articles of incorporation and Bylaws contemplated in Section 1.4 hereof, the transfer of Fisher assets and liabilities to the respective Merger Subs as contemplated in Section 1.1 hereof and the payment of the Merger Consideration described in Section 1.5. The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to Fisher's shareholders and all amendments or supplements thereto duly filed and similarly mailed. Each of Fisher and the Companies agrees to correct promptly (but in no event later than the date of the Shareholders' Meeting referred to in Section 6.3) any information provided by it for use in the Proxy Statement which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Fisher, Parent and the Companies shall cooperate with each other in the preparation of such Proxy Statement.

                                  (b)              As soon as practicable after
the date hereof, Fisher and the Companies shall promptly prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Mergers and the transactions contemplated herein ("Other Filings").

         6.3 SHAREHOLDERS' APPROVALS. Fisher, in accordance with applicable law, shall promptly (i) submit for approval by its shareholders the amendment to Fisher's Articles of Incorporation described in Section 1.4(c)(iii) hereof, and (ii) submit this Agreement and the transactions contemplated hereby for the ratification of its shareholders; each to occur at an annual meeting of shareholders (the "Shareholders' Meeting") to be held as soon as practicable. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, Fisher shall use its best efforts to obtain shareholder approval and ratification.

         6.4              PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period,
(a) neither the Parent, the Companies nor any of the Designated Persons shall (and the Parent and the Companies shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement or the Mergers, or regarding any of the other transactions contemplated by this Agreement, without Fisher's prior written consent, and (b) Fisher will consult with the Companies prior to issuing any press release or making any public statement regarding the Mergers.

         6.5 BEST EFFORTS. During the Pre-Closing Period, (a) the Parent, the Companies and the Designated Persons shall use their reasonable best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Fisher shall use its reasonable best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

         6.6 EMPLOYMENT AGREEMENT. At the Closing, each of Larry Fisher and Paul Harrison shall execute and deliver to Fisher Employment Agreements in a form mutually acceptable to Fisher and the respective individuals entering into such agreements. In addition, the existing employment agreements with Larry Fisher and Gordon Random shall be terminated at or prior to Closing at no expense to Fisher or the Companies.

         6.7 TERMINATION OF EMPLOYEE PLANS. At the Closing, other than existing commission arrangements with its employees, the Companies shall terminate all bonus plans and other benefit plans under which any of its employees or former employees may have any rights, and shall ensure that no employee or former employee of the Companies has any rights thereunder and that any liabilities of the Companies thereunder (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Companies. All employees of the Companies will be included in the benefit plans of Fisher at no transitional cost to such employees and will thereafter participate in such benefit plans on the same basis as other employees of Fisher.

         6.8 FIRPTA MATTERS. At the Closing, the Companies shall deliver to Fisher a statement (in such form as may be reasonably requested by counsel to Fisher) to the effect that neither of the Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(1)(A)(ii).

         6.9 CONVERSION OF PREFERRED STOCK. On or prior to the Closing Date, all outstanding shares of Fisher convertible preferred stock shall have been converted into common stock of Fisher and such holders will have no other rights against Fisher other than as a holder of common stock of Fisher.

Section 7.                CONDITIONS PRECEDENT TO OBLIGATIONS OF FISHER

         The obligations of Fisher to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

         7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Companies, the Parent and the Designated Persons in this Agreement and in each of the other agreements and instruments delivered to Fisher in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing as if made at the Closing.

         7.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Companies, the Parent or any of the Designated Persons is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

         7.3 CONSENTS. All Consents required to be obtained in connection with the Mergers and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.22 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

         7.4 AGREEMENTS AND DOCUMENTS. Fisher shall have received the following agreements and documents, each of which shall be in full force and effect:

                                  (a)              Employment Agreements
executed by Larry Fisher and Paul Harrison in a form mutually acceptable to Fisher and the respective individuals entering into such agreements;

                                  (b)              the certificate referred to
in Section 6.8, executed by the Companies;

                                  (c)              estoppel certificates from
the landlords of the premises currently leased by the Companies, each dated as of a date not more than five (5) days prior to the Closing Date and satisfactory in form and content to Fisher, executed by such Persons as Fisher may reasonably specify;

                                  (d)              a legal opinion of
Kilpatrick & Cody, dated as of the Closing Date, in form and substance reasonably satisfactory to Fisher; and

                                  (e)              a certificate executed by
the Companies, the Parent and the Designated Persons and containing the representation and warranty of the Companies, the Parent and each Designated Person that each of the representations and warranties set forth in Section 2 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4,
7.5 and 7.12 have been duly satisfied (the "Companies' Closing Certificate").

         7.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in each of the Companies' respective businesses, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

         7.6 TERMINATION OF EMPLOYEE PLANS. The Companies shall have provided Fisher with evidence, satisfactory to Fisher, as to the termination of the plans referred to in Section 6.9.

         7.7 FIRPTA COMPLIANCE. The Companies shall have provided Fisher with the statement described in Section 6.9.

         7.8 RULE 506. All applicable requirements of Rule 506 under the Securities Act shall have been satisfied.

         7.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

         7.10 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Mergers.

         7.11 FISHER SHAREHOLDERS MEETING. The Shareholders of Fisher shall have: (i) approved the amendment to Fisher's Articles of Incorporation described in Section 1.4(c)(iii) hereof; (ii) ratified this Agreement and the transactions contemplated hereby; and (iii) ratified the acquisition by Fisher of all of the outstanding capital stock of HALIS Software, Inc. pursuant to terms of that certain Stock Purchase Agreement dated March 29, 1996 by and among Fisher, HALIS L.L.C., Paul W. Harrison, James Askew and Lonnie Herzog (the "HALIS Acquisition").

         7.12 RELATED PARTY DEBT. All debt obligations of the Companies to any Related Parties shall have been paid or canceled, except such obligations referred to on Exhibit D hereof.

         7.13 INVESTMENT CERTIFICATION. Fisher shall have received a written acknowledgment from each of the Designated Persons receiving common stock of Fisher in connection with the Mergers that such Designated Person intends to accept such common stock for investment purposes, such acknowledgment to be in a form reasonably acceptable to Fisher.

         7.14 HALIS ACQUISITION. All conditions to closing for the HALIS Acquisition pursuant to the Stock Purchase Agreement described in Section 7.11(iii) shall have been satisfied or waived prior to Closing.

Section 8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARENT, THE COMPANIES AND THE DESIGNATED PERSONS.

         The obligations of the Companies, the Parent and the Designated Persons to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

         8.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Fisher in this Agreement and in each of the other agreements and instruments delivered to the Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing as if made at the Closing.

         8.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Fisher is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

         8.3 CONSENTS. All Consents required to be obtained in connection with the merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

         8.4              AGREEMENTS AND DOCUMENTS.

                                  (a)              Fisher shall have entered
into the Employment Agreements described in Section 7.4(a);

                                  (b)              The employment agreements
with Larry Fisher and Gordon Random shall have been terminated as contemplated in Section 6.6

                                  (c)              The Parent shall have
received a legal opinion of Smith, Gambrell & Russell in form and substance reasonably satisfactory to Parent;

                                  (d)              The Parent shall have
received a certificate executed by Fisher, and containing the representation and warranty of Fisher that each of the representations and warranties set forth in Section 3 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4 and 8.5 have been duly satisfied (the "Fisher Closing Certificate").

         8.5 FISHER SHAREHOLDER MEETING. The shareholders of Fisher shall have: (i) approved the amendment to Fisher's Articles of Incorporation described in Section 1.4(c)(iii) hereof; (ii) ratified this Agreement and the transactions contemplated hereby; and (iii) ratified the HALIS Acquisition.

         8.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in Fisher's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

         8.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers by the Companies shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers by the Companies illegal.

         8.8 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Mergers or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Fisher.

         8.9 RELATED PARTY DEBT. All debt obligations of Fisher to any Fisher Related Parties shall have been paid or canceled. For purposes of this Section 8.9, a "Fisher Related Party" shall mean (i) each individual who is, or who at any time since December 31, 1992 has been, an officer or director of Fisher and (ii) each individual who is, or since December 31, 1992 has been, a member of the immediate family of any of the individuals referred to in clause (i) above; and (iii) any trust or other Entity (other than Fisher) in which any one of the individuals referred to in clauses (i) (ii) or (iii) above holds (or in which more than one of such individuals collectively hold) beneficially or otherwise, a material voting, proprietary or equity interest.)

         8.10 FISHER'S FINANCIAL CONDITION IMMEDIATELY PRIOR TO CLOSING. Evidence, in form reasonably satisfactory to Parent, is provided that Fisher, as of December 31, 1995, and without contemplation of the Mergers, had working capital of no less than $200,000.

         8.11 HALIS ACQUISITION. All conditions to the closing of the HALIS Acquisition pursuant to the Stock Purchase Agreement described in
Section 7.11(iii) shall have been satisfied or waived prior to Closing.

         8.12 COMPUCOM WAIVER. Fisher shall have obtained a Consent and Waiver, in form and substance reasonably acceptable to the Companies, from Compucom Acquisition Corp. ("Compucom") whereby Compucom consents to Fisher and the Surviving Corporations marketing their products and services to the hospitality and healthcare industries and marketing their network integration products and services to a variety of industries in all geographic areas; and whereby Compucom waives its rights under Section 1 of the Non-Competition Agreement between Compucom and Fisher dated March 25, 1994 with respect to the foregoing activities.

Section 9.                TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing:

                                  (a)              by Fisher if Fisher
reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Fisher to comply with or perform any covenant or obligation of Fisher set forth in this Agreement);

                                  (b)              by the Parent if the Parent
reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible (other than as a result of any failure on the part of the Parent, the Companies or any of the Designated Persons to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Fisher);

                                  (c)              by Fisher at or after the
Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

                                  (d)              by the Parent at or after
the Scheduled Closing Time if any condition set forth in Section 8 has not been satisfied by the Scheduled Closing Time;

                                  (e)              by Fisher if the Closing has
not taken place on or before June 30, 1996 (other than as a result of any failure on the part of Fisher to comply with or perform any covenant or obligation of Fisher set forth in this Agreement);

                                  (f)              by the Parent if the Closing
has not taken place on or before June 30, 1996 (other than as a result of the failure on the part of the Parent, the Companies or any of the Designated Persons to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Fisher);

                                  (g)              by Fisher under the
circumstances described in Section 4.3(b);

                                  (h)              by Parent under the
circumstances described in Section 4.5;

                                  (i)              by Fisher under the
circumstances described in Section 5.4;

                                  (j)              by Fisher under the
circumstances described in Section 5.5; or

                                  (k)              by the mutual consent of
Fisher and the Parent.

         9.2 TERMINATION PROCEDURES. If Fisher wishes to terminate this Agreement pursuant to Section 9.1(a), (c), (e), (g), (i) or (j), Fisher shall deliver to the Parent a written notice stating that Fisher is terminating this Agreement and setting forth a brief description of the basis on which Fisher is terminating this Agreement. If the Parent wishes to terminate this Agreement pursuant to Section 9.1(b), (d), (f), or (h), the Parent shall deliver to Fisher a written notice stating that the Parent is terminating this Agreement and setting forth a brief description of the basis on which the Parent is terminating this Agreement.

         9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 12, as well as paragraph 7 of the Letter of Intent. If Fisher terminates this Agreement pursuant to Section 9.1(i) it will be liable to the Companies for the reimbursements and payments described in Section 5.4, in lieu of any other payments, claims or damages to the Parent, the Companies or the Designated Persons on account of such termination.

Section 10.               INDEMNIFICATION, ETC.

         10.1 INDEMNIFICATION BY THE PARENT AND THE DESIGNATED PERSONS. The Parent and the Designated Persons, jointly and severally agree to indemnify Fisher and the Surviving Corporations, and their respective current and future officers, directors, employees, affiliates, successors and assigns, and hold them harmless at all times after the date of this Agreement from and against and in respect of, any and all liabilities, losses, damages, settlements, claims, costs and expenses, including without limitation attorneys' fees, arising out of or due to the breach of any representation, warranty or covenant of the Parent, the Designated Persons or the Companies set forth in this Agreement or in any of the exhibits or other documents delivered pursuant hereto relating to an event or condition that arose prior to February 15, 1995, and any and all actions, suits, proceedings, demands, assessments or judgments, and costs and expenses, incident to any of the foregoing. Notwithstanding the foregoing, the Parent and the Designated Persons shall have an obligation to indemnify Fisher and the Surviving Corporations for any breach of a representation or warranty contained in Section 2 of this Agreement if the event or condition giving rise to such breach arose after February 15, 1995 and the Parent, the Companies or the Designated Persons had actual knowledge of such event or condition on or prior to the date of this Agreement.

         10.2 INDEMNIFICATION BY FISHER AND THE SURVIVING CORPORATION. Fisher and the Surviving Corporations agrees to indemnify the Parent and its current and future members, officers, directors, employees, affiliates, successors and assigns, and hold it harmless at all times after the date of this Agreement from and against and in respect of any and all liabilities, losses, damages, settlements, claims, costs and expenses, including, without limitation, attorneys' fees, arising out of or due to the breach of any representation, warranty or covenant of Fisher set forth in this Agreement or in any of the exhibits or other documents delivered pursuant hereto, and any and all actions, suits, proceedings, demands, assessments or judgments, and costs and expenses, incident to the foregoing.

         10.3 LIMITATIONS ON INDEMNIFICATION. Notwithstanding any provision of this Section 10 to the contrary:

                                  (a)      The Parent and the Designated
Persons shall not be liable for payment of any claim for indemnification under
Section 10.1 unless and until the aggregate amount of all indemnifiable claims under Section 10.1 shall exceed $50,000, in which case the Parent and the Designated Persons shall be liable only for payment of the amount by which such claims exceed such $50,000 threshold. The total liability of the Parent and the Designated Persons under Section 10.1 shall not in any event exceed $250,000 in the aggregate.

                                  (b)      Fisher and the Surviving
Corporations shall not be liable for payment of any claim for indemnification under Section 10.2 unless and until the aggregate amount of indemnifiable claims under Section 10.2 shall exceed $50,000, in which case Fisher or the Surviving Corporations, shall be liable only for payment of the amount by which such claims exceed such $50,000 threshold. The total aggregate liability of Fisher and the Surviving Corporations under Section 10.2 shall not in any event exceed $250,000 in the aggregate.

                                  (c)      No party shall have any obligation
with respect to a claim pursuant to Sections 10.1 or 10.2 unless the party asserting such claim shall have delivered a notice of such claim in good faith in accordance with Section 10.4(a) on or prior to the first day of the twelfth
(12th) calendar month following the Closing Date.

         10.4             PROCEDURE.

                                  (a)              The Parent and the
Designated Persons, on the one hand, and Fisher and the Surviving Corporations, on the other hand, each agree to promptly notify each other if any of them becomes aware of any liability, loss, damage, settlement, claim, cost or expense with respect to which indemnity may be asserted under this Section 10 (hereinafter referred to as a "claim"), provided that failure to notify the indemnifying party shall not relieve such party from liability except to the extent such party is prejudiced thereby. Failure to deliver a notice prior to the date referred to in Section 10.3(c) shall, however, absolutely bar any claim for indemnity for such claim. The party entitled to indemnity (the "Indemnitee") shall permit the party responsible for such indemnity (the "Indemnitor") to assume the defense of any such claim or any litigation resulting from such claim.

                                  (b)              If the Indemnitor assumes
the defense of any such claim or litigation resulting therefrom, the Indemnitee may participate, at its expense, in the defense of such claim or litigation provided that the Indemnitor shall direct and control the defense of such claim or litigation. Except with the written consent of Indemnitee, which consent shall not be unreasonably withheld, the Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation.

                                  (c)              If the Indemnitor shall not
assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate. The Indemnitee shall not enter into any settlement of such claim or litigation without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor shall promptly reimburse the Indemnitee from time to time for any and all amounts paid for or incurred by the Indemnitee and for which the Indemnitor is obligated pursuant to this Section 10, upon submission by the Indemnitee of a statement reflecting the basis upon which such indemnification is sought and the computation of such amounts.

                                  (d)              The Indemnitee shall make
available to the Indemnitor or its Representatives all records and other materials required by them and in the possession or under control of the Indemnitee, for the use of the Indemnitor and its Representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.

Section 11.               REGISTRATION OF SHARES

         11.1             REGISTRATION STATEMENT.

                                  (a)              After the Closing Date,
Fisher shall file with the SEC a registration statement (the "Registration Statement") with respect to resales of shares of Fisher Common Stock received in the Mergers by each Participating Holder (as defined in Section 11.1(d)). Fisher shall use reasonable efforts: (a) to cause the Registration
Statement to be declared effective by the SEC on or before the date 90 days after the Closing Date; and (b) to cause the Registration Statement to remain effective until the earlier of (i) the third anniversary of the Closing Date, or
(ii) the date on which the distribution described in the Registration Statement is completed as to all Participating Holders (as defined in subsection (c) below).

                                  (b)              Fisher shall (at its own
expense):

              (i) prepare and file promptly with the SEC such amendments to the Registration Statement, and such supplements to the related prospectus, as may be required in order to comply with the applicable provisions of the Securities Act, including, without limitation, to maintain the effectiveness or currency thereof;

              (ii) furnish to the respective Participating Holders such numbers of copies of a prospectus conforming to the requirements of the Securities Act as they may reasonably request in order to facilitate the disposition of the shares covered by the Registration Statement; and

              (iii) use reasonable efforts to register and qualify the shares covered by the Registration Statement under the Securities laws of such states as the respective Participating Holders may reasonably request, provided, however, that Fisher shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any of such states.

                                  (c)              Notwithstanding anything to
the contrary herein, no Person who receives Fisher Common Stock in the Mergers shall have any rights under this Section 11 unless such Person executes and delivers to Fisher, a written agreement, reasonably satisfactory in form and content to Fisher, confirming that such Person wishes to be allowed to sell Fisher Common Stock pursuant to the Registration Statement and agrees to be bound by the provisions of this Section 11. (A Person who holds any of the Fisher Common Stock delivered in the Mergers and who executes and delivers such an agreement is referred to in this Section 11 as a "Participating Holder.") Any Participating Holder who delivers such an agreement more than 30 days after the Closing Date may be required to pay, as a condition to exercising rights under this Section 11, the amount of incremental expenses incurred by Fisher in complying therewith. No Participating Holder shall sell any Fisher Common Stock pursuant to the Registration Statement at any time Fisher shall have furnished written notice that the Registration Statement is not then effective or the prospectus that forms a part thereof is not current.

                                  (d)              Notwithstanding anything to
the contrary contained herein, all of Fisher's obligations under this Section
11.1 (including its obligation to file and maintain the effectiveness of the Registration Statement) shall terminate and expire as of the earliest date on which all of the shares of Fisher Common Stock issued in the Mergers can be sold without any restrictions as to volume or manner of sale pursuant to subsection (k) of Rule 144 under the Securities Act.

         11.2             INDEMNIFICATION.

                                  (a)              Fisher agrees to indemnify,
to the extent permitted by law, each Participating Holder against all Damages suffered by such Participating Holder as a result of any untrue or alleged untrue statement of material fact contained in the Registration Statement or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto) or as a result of any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information furnished in writing to Fisher by such Participating Holder for use therein or results from such Participating Holder's failure to deliver a copy of a Registration Statement or related prospectus (or any amendment thereof or supplement thereto) after Fisher has furnished such Participating Holder with a sufficient number of copies thereof.

                                  (b)              In connection with the
Registration Statement, each Participating Holder (i) shall furnish to Fisher in writing such information and affidavits as Fisher reasonably requests for use in connection with such Registration Statement or the related prospectus, and (ii) to the extent permitted by law, will indemnify Fisher, its directors and officers and each Person who controls Fisher (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in such Registration Statement or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto) or from any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information or affidavit furnished in writing by such Participating Holder.

                                  (c)              Any Person entitled to
indemnification under this Section 11 will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) unless in the indemnified party's reasonable judgment a conflict of interest exists between the indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without the indemnifying party's consent (but such consent will not be unreasonably withheld). Any indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will pay the fees and expenses of only one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other indemnified party with respect to such claim (in which case the indemnifying party will pay the fees and expenses of additional counsel).

         11.3 DELAY OF REGISTRATION. For a period not to exceed 90 days, Fisher may delay the filing or effectiveness of the Registration Statement, or suspend the use of the Registration Statement (and the Participating Holders hereby agree not to offer or sell any shares of Fisher Common Stock pursuant to the Registration Statement during such period), at any time when Fisher, in its reasonable judgment (confirmed in writing if requested by any Participating Holder), believes:

                                  (a)              that the filing of a
Registration Statement or the offering or sale of Fisher Common Stock pursuant thereto, or the making of any required disclosure in connection therewith, could reasonably be expected to have a material adverse effect upon (i) a pending or scheduled offering of Fisher's securities, (ii) an acquisition, merger, consolidation, joint venture, equity investment or other potentially significant transaction or event, or (iii) any negotiations, discussions or proposal with respect to any of the foregoing; and

                                  (b)              that the failure to disclose
any material information with respect to any of the foregoing could result in a violation of the Securities Act, the Exchange Act or any provision of any state securities law.

In the event Fisher reasonably believes that any of the foregoing circumstances are continuing after such 90-day period, it may, with the consent of the holders of a majority of the shares of Fisher Common Stock subject (or to be subject) to the Registration Statement (which consent shall not be unreasonably withheld) extend such 90-day period for one additional 30-day period.

         11.4 AMENDMENT OF SECTION 11. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 11 may be amended by Fisher at any time with the consent of the holders of a majority of the shares of Fisher Common Stock that are at that time subject (or to be subject) to the Registration Statement.

Section 12.               MISCELLANEOUS PROVISIONS

         12.1 DESIGNATED PERSONS' AGENT. The Designated Persons hereby irrevocably appoint Paul W. Harrison as their agent for purposes of Sections 10 and 12.10(d) (the "Designated Persons' Agent"), and Paul W.
Harrison hereby accepts this appointment as the Designated Persons' Agent. Fisher shall be entitled to deal exclusively with the Designated Persons' Agent on all matters relating to Sections 10 and 12.10(d), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Designated Person by the Designated Persons' Agent, and on any other action taken or purported to be taken on behalf of any Designated Person by the Designated Persons' Agent, as fully binding upon such Designated Person. If the Designated Persons' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Designated Persons, then the Designated Persons shall, within ten (10) days after such death or disability, appoint a successor agent and, immediately thereafter, shall notify Fisher of the identity of such successor. Any such successor shall become the "Designated Persons' Agent" for purposes of Sections 10 and 12.10(d). If for any reason there is no Designated Persons' Agent at any time, all references herein to the Designated Persons' Agent shall be deemed to refer to the Designated Persons.

         12.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         12.3 FEES AND EXPENSES. Subject to Sections 10 and 5.4, all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) any investigation and review conducted by such party of the other parties' business (and the furnishing of information in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Mergers (collectively, the "Merger Fees") shall be paid: (i) by Fisher, if incurred by Fisher or the Merger Subs; and (ii) by the Companies, if incurred by the Companies, Parent or the Designated Persons.

         12.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         12.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                 if to Fisher:

                          Fisher Business Systems, Inc.
                          1950 Spectrum Circle
                          Suite 400
                          Marietta, Georgia 30067
                          Attention: Larry Fisher, President
                          Facsimile: (404) 992-3404

                 with a copy to:

                          Smith, Gambrell & Russell
                          3343 Peachtree Road, N.E.
                          Suite 1800
                          Atlanta, Georgia 30326-1010
                          Attn: William L. Meyer, Esq.
                          Facsimile: (404) 264-2652

                 if to the Parent:

                          AUBIS, L.L.C.
                          200 Hembree Park Drive
                          Suite K
                          Roswell, Georgia 30076
                          Attn: Paul Harrison, Chairman & CEO
                          Facsimile: (770) 667-2129

                 with a copy to:

                          Kilpatrick & Cody
                          1100 Peachtree Street, Suite 2800
                          Atlanta, Georgia 30309-4530
                          Attn: Brian L. Schleicher, Esq.
                          Facsimile: (404) 815-6555
                 if to the Companies:

                          AUBIS Hospitality Systems, Inc.
                          200 Hembree Park Drive
                          Suite K
                          Roswell, Georgia 30076
                          Attn: Paul W. Harrison
                          Facsimile: (770) 667-2129

                          AUBIS Systems Integration, Inc.
                          200 Hembree Park Drive
                          Suite K
                          Roswell, Georgia 30076
                          Attn: Paul W. Harrison
                          Facsimile: (770) 667-2129

                 if to any of the Designated Persons:

                          c/o Paul W. Harrison
                          200 Hembree Park Drive
                          Suite K
                          Roswell, Georgia 30076
                          Facsimile: (770) 667-2129


         12.6 CONFIDENTIALITY. On and at all times after the Closing Date, the Parent and each Designated Person shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non- public information in the Parent's or such Designated Person's possession that relates to the business of the Companies or Fisher.


         12.7 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         12.8 HEADINGS. The bold-faced Section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         12.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         12.10            GOVERNING LAW; VENUE.

                                  (a)              This Agreement shall be
construed in accordance with, and governed in all respects by, the internal laws of the State of Georgia (without giving effect to principles of conflicts of laws).

                                  (b)              Any legal action or other
legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought to otherwise commenced in any state or federal court located in Fulton County, Georgia. Each party to this Agreement:

              (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Fulton County, Georgia (and each appellate court located in the State of Georgia) in connection with any such legal proceeding;

              (ii) agrees that each state and federal court located in Fulton County, Georgia shall be deemed to be a convenient forum; and

              (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Fulton County, Georgia, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

                                  (c)              The Designated Persons
irrevocably constitute and appoint the Designated Persons' Agent as their agent to receive notices hereunder and service of process in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

         12.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Parent, the Companies and their successors and assigns (if any); the Designated Persons and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Fisher and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Parent, the Designated Persons; Fisher; and the respective successors, heirs personal representatives and assigns (if any) of the foregoing.

         12.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach of threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.


          12.13            WAIVER.

                                  (a)              No failure on the part of
any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                                  (b)              No party shall be deemed to
have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         12.14 AMENDMENTS. Subject to Section 11.4, this Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

         12.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         12.16            PARTIES IN INTEREST. Except for the provisions of
Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors, heirs, personal representatives and assigns (if any).

         12.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, including without limitation the Letter of Intent (other than paragraph 7 thereof, which shall survive to the extent provided herein).

         12.18            CONSTRUCTION.

                                  (a)              For purposes of this
Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                                  (b)              The parties hereto agree
that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                                  (c)              As used in this Agreement,
the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                                  (d)              Except as otherwise
indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

         The parties hereto have caused this Amended and Restated Agreement to be restated, executed and delivered as of March 29, 1996.

                                    "FISHER"
                                    FISHER BUSINESS SYSTEMS, INC.,
                                     a Georgia corporation


                                    By: /s/ Larry Fisher
                                       -------------------------------------
                                    Its: President
                                        ------------------------------------

                                    "PARENT"
                                    AUBIS, L.L.C.,
                                     a Georgia limited liability company


                                    By: /s/ Paul W. Harrison
                                       -------------------------------------
                                    Its: Managing Member
                                        ------------------------------------


                                    "COMPANIES"
                                    AUBIS HOSPITALITY SYSTEMS, INC.,
                                     a Georgia corporation


                                    By: /s/ Paul W. Harrison
                                       -------------------------------------
                                    Title: President
                                          ----------------------------------

                                    AUBIS SYSTEMS INTEGRATION, INC.,
                                     a Georgia corporation


                                    By: /s/ Paul W. Harrison
                                       ------------------------------------
                                    Title: President
                                          ---------------------------------


                                    "DESIGNATED PERSONS"

                                    PAUL HARRISON ENTERPRISES, INC.


                                    By: /s/ Paul Harrison
                                       -----------------------------------------
                                       Paul Harrison

                                    Its: President
                                        ----------------------------------------



                                     /s/ Nathan L. Lipson
                                    --------------------------------------------
                                    Nathan L. Lipson, in his individual capacity


                                    /s/ Gordon E. Random
                                    --------------------------------------------
                                    Gordon E. Random, in his individual capacity


                                    /s/ Paul Harrison
                                    --------------------------------------------
                                    Paul Harrison, in his individual capacity

                                   EXHIBIT A

                               Designated Persons


                                     Names
                                     -----

                        Paul Harrison Enterprises, Inc.
                                 Paul Harrison
                                Nathan L. Lipson
                                Gordon E. Random

                                   EXHIBIT B

                              CERTAIN DEFINITIONS


         For purposes of the Agreement (including this Exhibit B):

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

                          (a) the sale, license, disposition or acquisition of all or a material portion of the Companies' businesses or assets;

                          (b)    the issuance, disposition or acquisition of
         (i) any capital stock or other equity security of the Companies, Fisher or the Merger Subs, as the case may be; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire, or otherwise relating to, any capital stock or other equity security of the Companies, Fisher or the Merger Subs, as the case may be; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Companies, Fisher or the Merger Subs, as the case may be; or

                          (c)     any merger, consolidation, business
         combination, share exchange, reorganization or similar transaction involving the Companies, Fisher or the Merger Subs, as the case may be.

         AGREEMENT. "Agreement" shall mean the Amended and Restated Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be further amended from time to time.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Companies are a party; (b) by which the Companies or any of their assets are or may become bound or under which the Companies have, or may become subject to, any obligation; or (c) under which the Companies have or may acquire any right or interest.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Companies or otherwise used by the Companies.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Fisher on behalf of the Parent, the Companies and the Designated Persons.

         EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ENVIRONMENTAL LAW. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Companies if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Parent's and Designated Persons' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on either of the Companies' business, condition, assets, liabilities, operations, financial performance or prospects.

         MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, asbestos, PCBs, petroleum and petroleum products and any other substance that is now or in the future regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         REPRESENTATIVES "Representatives" shall mean officers, directors, employees, agents, attorneys, accounts, advisors and representatives.

        SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                   EXHIBIT C

Directors and Officers of Fisher and Surviving Corporations After the Mergers


A.       FISHER
         ------

         Directors
         ---------

1.       Larry Fisher

2.       Jim Dixon

3.       Jeff Brenner

4.       Paul W. Harrison

5.       Nate Lipson

6.       [To be determined by Paul W. Harrison]

7.       [To be determined mutually by Paul W. Harrison and Larry Fisher]


         Officers
         --------

Paul W. Harrison - Chairman & CEO

Larry Fisher - President & COO

B.       SURVIVING CORPORATION #1 (AHS MERGER SUB)

         Directors
         ---------

         Paul W. Harrison
         Larry Fisher
         Nate Lipson

         Officers
         --------

         Paul W. Harrison - Chairman and Chief Executive Officer
         Adam J. Waxman - President and Chief Operating Officer

C.       SURVIVING CORPORATION #2 (ASI MERGER SUB)

         Directors
         ---------

         Paul W. Harrison
         Larry Fisher
         Nate Lipson

                 Officers
                 --------

         Paul W. Harrison - Chairman and Chief Executive Officer
         Adam J. Waxman - President and Chief Operating Officer

                                   EXHIBIT D


                               Related Party Debt


(1)      Indebtedness payable to AUBIS, L.L.C. in an amount not to exceed
         $107,500.

(2) Promissory Notes payable to Nathan I. Lipson in the original amount of:

                                                     Date
                                                     ----
                          $ 10,000                 07/15/94
                          $ 32,000                 08/22/94
                          $  5,000                 10/06/95
                          $  6,000                 10/18/94
                          $  6,000                 11/01/94
                          $  6,000                 12/15/95
                          $100,000                 02/08/96
                          --------
                 Total    $165,000
                           =======

(3) Promissory Note from AHS payable to Debbi L. Blackburn dated November 17, 1995 in the principal amount of $21,100 as replaced by that certain Promissory Note dated March 28, 1996 in the original principal amount of $37,527.15.

(4) Promissory Note from AHS payable to Paul W. Harrison in the original amount of $9,000 dated December 19, 1995.